Press Release
FOR IMMEDIATE RELEASE

Contact:	Liz Kaminski
Telephone:	(219) 362-7511

LAPORTE BANCORP, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND

April 24, 2014 LaPorte Bancorp, Inc. (NASDAQ: LPSB) today announced that its Board of Directors declared a quarterly cash dividend of $0.04 per common share on April 22, 2014. The dividend will be paid on or about June 5, 2014 to stockholders of record as of the close of business on May 20, 2014. This represents a dividend yield of 1.5% based on the price per share of $10.99 at the close of markets on April 21, 2014, the date prior to which the Board approved the dividend.

LaPorte Bancorp, Inc. is the parent company of The LaPorte Savings Bank. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp and the Bank on the Internet at www.laportesavingsbank.com, under Investor Relations.